                              INVESTMENT AGREEMENT


                  AGREEMENT, dated as of December 29, 1997, among AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND, L.P., a Delaware limited partnership ("AIP"), FIRST PLAZA GROUP TRUST, a New York trust ("First Plaza"), LEEWAY & CO., a Massachusetts partnership ("Leeway" and, together with First Plaza and AIP, the "Principal Stockholders"), the other persons listed on Annex A (the "Other Stockholders" and, together with the Principal Stockholders, the "Stockholders"), AMERICAN INDUSTRIAL PARTNERS MANAGEMENT COMPANY, INC., a Delaware corporation ("AIPM"), CREATIVE EXPRESSIONS GROUP, INC., a Delaware corporation ("CEG") and SF HOLDINGS GROUP, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, Sweetheart Holdings Inc., a Delaware corporation ("Holdings"), and The Fonda Group, Inc., a Delaware corporation ("Fonda"), are each engaged in the business of manufacturing paper and plastic disposable beverage service and meal service products and food packaging products for the foodservice industry;

                  WHEREAS, the Stockholders are the beneficial and record owners of all of the outstanding capital stock of Holdings;

                  WHEREAS, each of CEG, Buyer and Fonda is controlled by Dennis Mehiel ("Mehiel");

                  WHEREAS, in order to induce the Stockholders to enter into this Agreement, Mehiel is concurrently entering into an agreement with AIP for the benefit of the Stockholders in the form attached hereto as Exhibit A with respect to the capitalization of Buyer ("the Mehiel Agreement");

                  WHEREAS, prior to the closing of the transactions contemplated by this Agreement (the "Closing"), Buyer will be the beneficial and record owner of all of the outstanding capital stock of Fonda; and

                  WHEREAS, the Stockholders, CEG and Buyer desire to realize the benefits of jointly operating the businesses of Fonda and Holdings and, in connection therewith, the Stockholders desire to sell, and Buyer wishes to purchasefrom the Stockholders, an interest in Holdings on the terms and conditions set forth herein in exchange for, among other consideration, an equity interest in Buyer.

                  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                   INVESTMENT

                  1.01. Preliminary Corporate Actions. Prior to the Closing, the Stockholders will cause Holdings to (i) file the amendment to its certificate of incorporation described on Exhibit B hereto (the "Charter Amendment") and amend its by-laws as described on Exhibit B hereto
(collectively with the Charter Amendment, the "Amendments") and (ii) pay a pro rata dividend-in-kind on the outstanding Common Stock, par value $.01 per share, of Holdings ("Holdings Common Stock") consisting of shares of Non-Voting Common Stock, par value $.01 per share ("Holdings Non-Voting Common Stock") on the basis of 4.2 shares of Holdings Non-Voting Common Stock for each outstanding share of Holdings Common Stock (the "Dividend").

                  1.02. The Investment. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Stockholder will sell, assign, transfer and deliver to Buyer, and Buyer will purchase from such Stockholder, the number of shares of Holdings Common Stock and Holdings Non-Voting Common Stock owned by such Stockholder as set forth on Annex A, free and clear of all claims, liens, encumbrances, security interests, charges or restrictions on transfer of any nature whatsoever (each, an "Encumbrance"), except those created in favor of Buyer under this Agreement. The shares of Holdings Common Stock and Holdings Non-Voting Common Stock to be purchased by Buyer from the Stockholders are collectively referred to herein as the "Shares."

                  1.03. Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Shares at the Closing, Buyer will pay or cause to be paid to the Stockholders for the Shares: (i) an aggregate of $88,000,000 in cash (the "Cash Purchase Price"), (ii) a demand promissory note of Buyer in the aggregate principal amount of $7,000,000 (the "Demand Note") and (iii) an aggregate of $30,000,000 in aggregate stated value of a series of exchangeable preferred stock of Buyer having the terms set forth on Exhibit C hereto (the "Buyer Preferred Stock" or, alternatively, "Buyer Securities").

                                   ARTICLE II

                                RELATED MATTERS

                  2.01. Fonda Acquisition. Prior to the Closing, in connection with the consummation of the transactions contemplated hereby, Buyer shall acquire all of the outstanding capital stock of Fonda (the "Fonda Acquisition").

                  2.02. Capitalization of Buyer. CEG shall capitalize Buyer with not less than $23 million in cash available for use to pay a portion of the Cash Purchase Price; provided, however, that Fonda may provide up to $9 million of such funds.

                  2.03. Buyer Financing. Mehiel has obtained a highly confident letter from a nationally recognized investment bank, a copy of which has been delivered to AIP, with respect to the offering (the "High Yield Offering") by Buyer of $78,000,000 aggregate principal amount of Senior Discount Notes of Buyer (the "Discount Notes"). Buyer agrees to use its reasonable best efforts to consummate the High Yield Offering. Buyer will not include any information with respect to the Stockholders in the offering memorandum prepared in connection with the High Yield Offering without the prior written consent of AIP, which shall not be unreasonably delayed or withheld.

                  2.04. Options. At the Closing, all outstanding options to purchase shares of Holdings Common Stock ("Options") shall become immediately exercisable in full, all Options shall be settled by the Stockholders in exchange for cash (the "Option Payment") and the Stockholders shall deliver evidence reasonably satisfactory to Buyer that all rights of all holders in respect of the Options have been released.

                  2.05.  Management Services Agreement.  At the
Closing, in recognition of the management services to be rendered by Buyer, AIPM will assign a portion of its rights and Buyer will assume a portion of AIPM's obligations under the Restated Management Services Agreement, dated August 31, 1993 (the "Existing Management Agreement"), among Holdings, Sweetheart Cup Company, Inc. ("Cup") and AIPM pursuant to an assignment (the "Management Agreement Assignment") on the terms attached hereto as Exhibit 2.05.

                  2.06. Certain Expenses. At the Closing, Holdings will pay the first $4,500,000 plus 50% of the next $500,000, up to an aggregate of $4,750,000, of the fees and expenses listed in Section 2.06 of the Stockholders Disclosure Schedule and the Stockholders agree to pay any such fees and expenses in excess thereof.

                  2.07. Certain Agreements. (a) At the Closing, the Stockholders and Buyer will execute a Stockholders' Agreement, on the terms set forth in Exhibit D hereto (the "Holdings Stockholders Agreement"), pursuant to which the Stockholders and Buyer will agree to certain matters with respect to the voting and transfer of the Holdings Common Stock and the Holdings Non-Voting Common Stock following the Closing.

                  (b) At the Closing, the Stockholders and Buyer will execute a Stockholders' Agreement, on the terms set forth in Exhibit E hereto (the "Buyer Stockholders' Agreement"), pursuant to which (i) the Stockholders will agree to certain transfer restrictions with respect to the Buyer Securities which the Stockholders receive from Buyer at the Closing and (ii) Buyer will agree to provide to the Stockholders certain registration rights with respect to the Buyer Securities which the Stockholders receive from Buyer at the Closing.


                                  ARTICLE III

                                  THE CLOSING

                  3.01. Time and Place of Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York 10022 at 9:30 A.M. (local time) on the second Business Day (as hereinafter defined) following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived; or at such other place or time or both as the parties may agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

                  3.02. Deliveries by AIP. At the Closing, AIP, as representative of the Stockholders, will deliver or cause to be delivered the following to Buyer:

                           (a) Stock certificates representing the Shares accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer.

                           (b) The stock books, stock ledgers, minute books and corporate seals of Holdings.

                           (c) The Holdings Stockholders' Agreement, the Buyer Stockholders' Agreement and the Management Agreement Assignment.

                           (d) The certificates and other documents contemplated by Article IX hereof.

                           (e) Certified copies of Holdings' Certificate of Incorporation and By-Laws, as amended by the Amendments.

                           (f) Such other documentation as may be reasonably necessary for the consummation of the transactions contemplated hereby.

                  3.03. Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered the following to AIP, as representative of the
Stockholders:

                           (a) The Cash Purchase Price in immediately available funds to an account designated in writing by AIP at least one Business Day prior to the Closing.

                           (b) Buyer Preferred Stock registered in the names of the Stockholders.

                           (c) If issued pursuant to Section 1.03(c), Discount Notes registered in the names of the Stockholders.

                           (d) The Holdings Stockholders Agreement, the Buyer Stockholders' Agreement and the Management Agreement Assignment.

                           (e) The certificates and other documents contemplated by Article VIII hereof.

                           (f) Such other documentation as may be reasonably necessary for the consummation of the transactions contemplated hereby.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

                  Each Stockholder (with respect to matters relating to such Stockholder) and each Principal Stockholder (with respect to matters relating to Holdings and the Holdings Subsidiaries (as hereinafter defined)), severally but not jointly, hereby represents and warrants to Buyer (all such representations and warranties relating to Holdings and the Holdings Subsidiaries being made to the best knowledge of such Principal Stockholder based on discussions with and inquiries of management of Holdings and Cup) as follows:

                  4.01. Corporate Organization; Etc. Each of Holdings and the Subsidiaries (as hereinafter defined) of

Holdings (each a "Holdings Subsidiary" and collectively, the "Holdings Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. Each of Holdings and the Holdings Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license except where the failure to be so qualified or licensed is not reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of Holdings and the Holdings Subsidiaries, taken as a whole (a "Holdings Material Adverse Effect"). Section 4.01 of the Stockholders Disclosure Schedule sets forth a complete and correct list of all jurisdictions in which Holdings and each Holdings Subsidiary is qualified or licensed to do business. True and complete copies of the Certificate of Incorporation and By-Laws (or other comparable governing documents) of each of Holdings and the Holdings Subsidiaries, as presently in effect, have been heretofore delivered to Buyer.

                  4.02. Capitalization of Holdings and Cup. The authorized capital stock of Holdings consists of 3,000,000 shares of Holdings Common Stock, of which 1,046,000 are issued and outstanding and owned by the Stockholders. Upon filing of the Charter Amendment, the authorized capital stock of Holdings will be increased to include 7,000,000 shares of Holdings Non-Voting Common Stock. Such Stockholder is the record and beneficial owner of the number of shares of Holdings Common Stock, and following the Dividend will also be the record and beneficial owner of the number of shares of Holdings Non-Voting Common Stock, set forth opposite such Stockholder's name in Annex A. Such Stockholder has good title to such shares of Holdings Common Stock, and will have good title to such shares of Holdings Non-Voting Common Stock, in each case free and clear of all Encumbrances, except for the restrictions on transfer contained in the Stockholders Agreement, dated as of August 30, 1993 (the "Existing Stockholders Agreement"), by and among, AIP, First Plaza, Leeway and the other stockholders named therein (none of which will prevent the consummation of the transactions contemplated hereby). The authorized capital stock of Cup consists of 1,000 shares of common stock, par value $.05 per share (the "Cup Common Stock"), all of which are issued and outstanding and are owned, of record and beneficially, by Holdings. As of the date of this Agreement, 74,073 shares of Holdings Common Stock were reserved for issuance upon the exercise of outstanding Options. All the issued and outstanding shares of Holdings Common Stock and Cup Common Stock are, and all of the shares of Holdings Common Stock issued in the Dividend will be, duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth above, there are no outstanding (a) securities convertible into or exchangeable for the capital stock of Holdings or of Cup, (b) options, warrants or other rights to purchase or subscribe for capital stock of Holdings or of Cup, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Holdings or of Cup, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Holdings or any Holdings Subsidiary is subject or bound. The consummation of the transactions contemplated hereby will convey to Buyer good title to the Shares set forth opposite such Stockholder's name on Annex A, free and clear of all proxies, voting agreements and other Encumbrances, except for those created in favor of Buyer under this Agreement.

                  4.03. Holdings Subsidiaries. All of the Holdings Subsidiaries are listed in Section 4.03(a) of the Stockholders Disclosure Schedule together with their jurisdictions of incorporation or organization and the percentage interest held directly or indirectly by Holdings. All issued and outstanding capital stock of the Holdings Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 4.03(b) of the Stockholders Disclosure Schedule, is owned, directly or indirectly by Holdings, free and clear of all Encumbrances. There are no outstanding (a) securities convertible into or exchangeable for the capital stock of any of the Holdings Subsidiaries, (b) options, warrants or other rights to purchase or subscribe for capital stock of any of the Holdings Subsidiaries or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of any of the Holdings Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights pursuant to which, in any of the foregoing cases, Holdings or any Holdings Subsidiary is subject or bound.

                  4.04. Authority Relative to this Agreement. Such Stockholder has all requisite legal authority and power to execute and deliver this Agreement, the Holdings Stockholders' Agreement and the Buyer Stockholders' Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Holdings Stockholders' Agreement and the Buyer Stockholders' Agreement and the consummation of the transactions contemplated hereby and thereby by such Stockholder have been duly and validly authorized by all required action, if any, on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, the Holdings Stockholders' Agreement or the Buyer Stockholders' Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement has been duly authorized, executed and delivered by Buyer and the other Stockholders, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. Upon the execution and delivery thereof by such Stockholder (and assuming the due authorization, execution and delivery thereof by Buyer and the other Stockholders), the Holdings Stockholders' Agreement and the Buyer Stockholders' Agreement will constitute valid and binding agreements of such Stockholder, enforceable against such Stockholder in accordance with their terms. BY ITS EXECUTION OF THIS AGREEMENT, SUCH STOCKHOLDER HAS DULY EMPOWERED AIP TO ACT AS ITS REPRESENTATIVE FOR THE PURPOSES SET FORTH IN THIS AGREEMENT.

                  4.05. Consents and Approvals; No Violations. Except as set forth in Section 4.05 of the StockholdersDisclosure Schedule, neither the execution and delivery of this Agreement, the Holdings Stockholders' Agreement or the Buyer Stockholders' Agreement by such Stockholder nor the consummation of the transactions contemplated hereby or thereby by such Stockholder will (a) violate any provision of the Certificate of Incorporation or By-Laws (or other comparable governing documents) of Holdings or the organizational documents, if any, of such Stockholder, (b) require any consent, waiver, approval, authorization or permit (a "Consent") of, or filing with or notification to, any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), except (i) for filings with the Federal Trade Commission (the "FTC") and with the Antitrust Division of the United States Department of Justice
(the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) for filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) filings under the Investment Canada Act (Canada) and the Competition Act (Canada), and (iv) where the failure to obtain such Consent or make such filing or notification is not reasonably likely to have a Holdings Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination or cancellation under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, agreement or other instrument or obligation (each, an "Obligation") to which Holdings or any Holdings Subsidiary is a party or by which Holdings or any Holdings Subsidiary or any of their respective property or assets may be bound, except such violations, breaches and defaults which are not reasonably likely to have a Holdings Material Adverse Effect or those to which requisite waivers or consents have been obtained (which waivers or consents have been disclosed to Buyer) or (d) violate any order, writ, judgment, injunction, writ, decree, law, statute, ordinance, rule or regulation (each, an "Order") of any Governmental Entity applicable to such Stockholder, Holdings or any Holdings Subsidiary, except such violations which are not reasonably likely to have a Holdings Material Adverse Effect.

                  4.06. Financial Statements. Holdings has previously provided to Buyer the audited consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows (including any related notes) as of and for the fiscal years ended September 30, 1995, 1996 and 1997 (such balance sheet as of September 30, 1997 being hereinafter referred to as the "Balance Sheet" and all such financial statements being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements fairly present the consolidated financial position and the consolidated results of operations, shareholders' equity and cash flows of Holdings and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with generally accepted accounting principles ("GAAP"), applied on a consistent basis during the periods involved, except as otherwise noted therein.

                  4.07. Absence of Certain Changes. Except as set forth in
Section 4.07 of the Stockholders Disclosure Schedule, since the date of the Balance Sheet, neither Holdings nor any Holdings Subsidiary has (a) suffered any adverse change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Holdings Material Adverse Effect, (b) suffered any damage, destruction or loss, whether covered by insurance or not, which would reasonably be expected to have a Holdings Material Adverse Effect, (c) conducted its business in any respect not in the ordinary and usual course consistent with past practice, except in connection with the transactions contemplated hereby, (d) changed in any respect any accounting principle or policy, (e) except in the ordinary course of business consistent with past practice, sold, transferred or otherwise disposed of, any of its property or assets in excess of $200,000, (f) made any loan to, or entered into any other transaction with, any of its directors or officers or any Stockholder or any Affiliate (as hereinafter defined) of a Stockholder (excluding Holdings and the Holdings Subsidiaries), (g) made any capital expenditure or series of related capital expenditures either involving more than $1,000,000 or other than in the ordinary course of business, (h) other than as contemplated by the Dividend, made any dividend payment or other distribution with respect to shares of its capital stock (other than to Holdings or another Holdings Subsidiary) or repurchased, redeemed or otherwise acquired any shares of its capital stock or (i) suffered any adverse change in its relationships with its employees, unions, suppliers or customers which is reasonably likely to have a Holdings Material Adverse Effect.

                  4.08. Compliance with Law. Except as set forth in Section 4.08(a) of the Stockholders Disclosure Schedule, Holdings and the Holdings Subsidiaries have complied and are currently in compliance with all applicable Orders of any Governmental Entity, except such non-compliances which, in the aggregate, are not reasonably likely to have a Holdings Material Adverse Effect. Except as set forth in Section 4.08(b) of the Stockholders Disclosure Schedule, Holdings and the Holdings Subsidiaries have all governmental licenses and permits to conduct their businesses as currently conducted, except where the failure to have such licenses and permits, in the aggregate, is not reasonably likely to have a Holdings Material Adverse Effect.

                  4.09. Contracts and Commitments. Section 4.09(a) of the Stockholders Disclosure Schedule sets forth a complete list of all (a) employment, severance, termination, consulting and retirement agreements to which Holdings or any of the Holdings Subsidiaries is presently a party or by which Holdings or any of the Holdings Subsidiaries is bound (the "Benefit Arrangements"), (b) collective bargaining agreements, (c) agreements (including leases) which provide for aggregate future payments by or to Holdings or any Holdings Subsidiary of more than $250,000 which are not terminable by Holdings or any Holdings Subsidiary on less than ninety days' notice without penalty (other than purchase orders entered into in the ordinary course of business),
(d) agreements containing covenants limiting the freedom of Holdings or any Holdings Subsidiary to compete with any person in any line of business or in any area or territory, (e) license agreements, (f) indentures, mortgages and notes or other debt instruments evidencing indebtedness, (g) agreements with any Stockholder or any Affiliate of a Stockholder (excluding Holdings and the Holdings Subsidiaries), (h) agreements under which it has advanced or loaned any amount to any of its directors or officers other than in the ordinary course of business, (i) guarantees of any obligations for borrowing or performance, (j) agreements or arrangements for the sale or lease of any of its assets other than in the usual, regular and ordinary course of business, (k) agreements or other arrangements for the purchase of any real estate, machinery, equipment, or other capital assets in excess of $250,000, (l) agreements or arrangements pursuant to which it is or may be obligated, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses or assets, (m) leases or other agreements for the use of personal property with rent in excess of $250,000 per year, (n) agreements or arrangements for the future purchase of materials, supplies, services, merchandise or equipment parts in excess of $250,000, or (o) agreements or arrangements relating to cleanup, abatement or other actions in connection with environmental liabilities (collectively, the "Contracts") to which Holdings or any Holdings Subsidiary is a party. Each Contract listed or required to be listed in Section 4.09(a) of the Stockholders Disclosure Schedule is valid, binding and enforceable against Holdings or any Holdings Subsidiary and the other parties thereto in accordance with its terms and is in full force and effect, except where the failure to be so valid, binding and enforceable or in full force and effect would not have a Holdings Material Adverse Effect. Each of Holdings and the Holdings Subsidiaries has performed all material obligations required to be performed by it to date under each of the Contracts. Except as set forth in Section 4.09(b) of the Stockholders Disclosure Schedule, Holdings and the Holdings Subsidiaries are not in default under any of the Contracts (nor has any event occurred which, with notice or lapse of time or both, would constitute a default), except such defaults which, in the aggregate, are not reasonably likely to have a Holdings Material Adverse Effect. Except pursuant to the express provisions of the instruments set forth in Section 4.09(c) of the Stockholders Disclosure Schedule, neither Holdings nor any Holdings Subsidiary is a party to any agreement which would require any payment to be made by Holdings or any Holdings Subsidiary to any other party in connection with the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events).

                  4.10. No Undisclosed Liabilities. Neither Holdings nor any Holdings Subsidiary has any liability (whether accrued, absolute, contingent or otherwise and whether known or unknown) other than (a) liabilities reflected or reserved against (to the extent of the reserves therefor) in the Balance Sheet (or, to the extent expressly quantified therein, in the notes thereto), (b) obligations incurred or arising in the ordinary course of business of Holdings or such Holdings Subsidiary since the date of the Balance Sheet, (c) liabilities with respect to the matters described in Section 4.10 of the Stockholders Disclosure Schedule and (d) other liabilities which, either individually or in the aggregate, would not be required to be reflected on a balance sheet prepared in accordance with GAAP.

                  4.11. No Default. Except as set forth in Section 4.11 of the Stockholders Disclosure Schedule, neither Holdings nor any Holdings Subsidiary is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or By-Laws (or other comparable governing documents) or (b) any Order of any Governmental

Entity applicable to Holdings or any Holdings Subsidiary, except with respect to clause (b) such defaults and violations which, in the aggregate, are not reasonably likely to have a Holdings Material Adverse Effect.

                  4.12. Litigation. Except as set forth in Section 4.12(a) of the Stockholders Disclosure Schedule, there is no action, suit or proceeding pending or threatened against Holdings or any Holdings Subsidiary before any Governmental Entity none of which is reasonably likely to have a Holdings Material Adverse Effect. Except as set forth in Section 4.12(b) of the Disclosure Schedule, neither Holdings nor any Holdings Subsidiary has received notice that it is subject to any outstanding Order of any Governmental Entity none of which is reasonably likely to have a Holdings Material Adverse Effect.

                  4.13. Taxes. (a) Except as set forth in Section 4.13(a) of the Stockholders Disclosure Schedule, Holdings and each Holdings Subsidiary has duly filed all material returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed with respect to it in respect of any Taxes (as hereinafter defined) and Holdings and each Holdings Subsidiary has timely paid all Taxes that are shown to be due and payable on such Returns. Except as set forth in Section 4.13 of the Stockholders Disclosure Schedule, neither Holdings nor any Holdings Subsidiary has requested any extension of time within which to file any currently unfiled Returns, and no extension of a statute of limitations relating to any Taxes is in effect with respect to Holdings or any Holdings Subsidiary. Except as set forth in
Section 4.13(b) of the Stockholders Disclosure Schedule and except for Taxes which are not in the aggregate material, all Taxes due and owing by Holdings and each Holdings Subsidiary have been paid or adequately provided for, net of any reserves provided for matters set forth in Section 4.13(b) of the Disclosure Schedule, in the Financial Statements. Except as set forth in
Section 4.13(b) of the Stockholders Disclosure Schedule, no material deficiencies for any Taxes have been asserted in writing or assessed against Holdings or any Holdings Subsidiary which remain unpaid or for which adequate provision, net of any reserves provided for matters set forth in Section 4.13(b) of the Stockholders Disclosure Schedule, has not been made in the Financial Statements, and there are no pending or threatened actions, suits, proceedings, audits, investigations or claims for or relating to any liability in respect of Taxes of Holdings or of any Holdings Subsidiary which is reasonably likely to have a Holdings Material Adverse Effect. There are no liens for Taxes upon the assets of Holdings or of any Holdings Subsidiary which are reasonably likely to have a Holdings Material Adverse Effect. For purposes of this Agreement, "Taxes" shall mean all taxes, assessments and charges imposed by any federal, provincial, state, local, municipal or foreign taxing authority including interest, penalties and additions thereto.

                  (b) The Stockholders are the beneficial owners of the Shares and are not "foreign persons" within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (c) Except as set forth in Section 4.13(c) of the Stockholders Disclosure Schedule, (i) neither Holdings nor any Holdings Subsidiary has, with respect to any assets or property held, filed a consent to the application of Section 341(f) of the Code; (ii) neither Holdings nor any Holdings Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes; (iii) since August 30, 1993, neither Holdings nor any Holdings Subsidiary has been a member of an affiliated group within the meaning of Section 1504 of the Code, or filed or been included in a combined, consolidated or unitary return of any person, other than of Holdings and each Holdings Subsidiary; (iv) neither Holdings nor any Holdings Subsidiary has agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; and
(v) neither Holdings nor any Holdings Subsidiary is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  4.14. Employee Benefit Plans; ERISA. (a) Section 4.14(a) of the Stockholders Disclosure Schedule contains a complete list of all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all severance, bonus or other incentive compensation, deferred compensation, relocation, tuition assistance, stock purchase, stock option or award, vacation or disability plans, programs and policies (the "Plans") that Holdings or any Holdings Subsidiary maintains or contributes to on behalf of its current or former employees, officers, and/or their dependents or beneficiaries or that Holdings, any Holdings Subsidiary, any predecessors thereto, or any entity that is or was a member of the same controlled group (within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(a)(4) of ERISA) as Holdings or any Holdings Subsidiary have maintained, contributed to, sponsored, or had an obligation to contribute to since their commencement of business to the extent that Holdings or any Holdings Subsidiary has or may have any potential liability with respect to such Plan. Holdings has heretofore delivered to Buyer true and complete copies of each Plan and each related trust agreement maintained or contributed to by Holdings or any Holdings Subsidiary as well as, if applicable, (i) complete copies of each of the latest reports filed with respect to such Plan with the Internal Revenue Service (the "IRS"), the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") or any other governmental agency and (ii) copies of the latest ruling and determination letters issued with respect to such Plan and (iii) copies of the most recent insurance contracts, summary plan descriptions and summary of material modifications. There is no Plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA as to which Holdings or any Holdings Subsidiary has any liability, contingent or otherwise.

                  (b) Except as set forth in Section 4.14(b) of the Stockholders Disclosure Schedule, (i) there have been no non-exempt prohibited transactions within the meaning of Section 406 of ERISA, or Section 4975 of the Code with respect to any of the Plans; (ii) there is no outstanding liability under Title IV of ERISA with respect to any of the Plans other than for payment of premiums to the PBGC; (iii) the PBGC has not instituted proceedings to terminate any of the Plans; (iv) none of the Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement and since such date, there has not been a material adverse change in the funded status of any Plan and all required contributions under each Plan for all periods through and including the Closing shall have been timely made; (v) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, no transaction has occurred with respect to any Plan which could subject Holdings or any Holdings Subsidiary to any tax or penalty under ERISA, the Code or other applicable laws that is reasonably likely to have a Holdings Material Adverse Effect, and all assets of the pension plans set forth in Section 4.14(a) of the Stockholders Disclosure Schedule are under the control of trustees and/or investment managers appointed exclusively by Holdings or a Holdings Subsidiary; (vi) each Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Qualified Plan") and which is subject to Parts 2 and 4 of Subtitle B of Title I of ERISA has received a favorable determination letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation including all amendments required to have been adopted through the last day of the 1995 Plan year and nothing has occurred since the date of such determination letters that would adversely affect the qualified status of such plans or the tax exempt status of such trusts; and (vii) no Plan is a "multiple employer plan" as described in

Section 3(40) of ERISA or Section 413(c) of the Code; (ix) no amendment to a plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, has been adopted; (x) the consummation of the transactions contemplated hereby will not accelerate the vesting or the timing of payment of any benefits under any Plan nor the funding of such benefits with any trust or otherwise; (xi) for the 1997 Plan year, each Qualified Plan satisfies the coverage requirements of Section 410(b)(1) or (b)(2) of the Code; (xii) neither Holdings nor any Holdings Subsidiary has received or is aware of any actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to the best knowledge of Holdings, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and neither Holdings nor any Holdings Subsidiary has knowledge of any facts that could give rise to any such actions, claims lawsuits or arbitrations which could reasonably be expected to have a Holdings Material Adverse Effect; (xiii) no Employee Benefit Plan provides for the continuation of coverage for medical, health or death benefits (through insurance or otherwise) for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA");
(xiv) no reportable event within the meaning of Section 4043 of ERISA with respect to which the 30-day notice has not been waived has occurred within the preceding 24 months with respect to any Employee Benefit Plan subject to Title IV of ERISA, nor would the consummation of the transactions contemplated hereby require any notice to the PBGC pursuant to Section 4043(b) of ERISA; and (xv) the sum of the amount previously reserved on Holdings' financial statements and the amount of corporate assets intended to be used to satisfy and currently invested in fixed income assets with respect to the unfunded benefit liabilities of the Sweetheart Cup Co. Inc. Lily-Tulip Inc. Salary Retirement Plan is not less than $17.7 million as of the date hereof.

                  4.15. Properties. (a) Section 4.15(a) of the Stockholders Disclosure Schedule lists all real property owned by Holdings and the Holdings Subsidiaries and Section 4.15(b) contains a list of all leases and subleases, together with any amendments thereto, with respect to all real property leased by Holdings and the Holdings Subsidiaries. Each of Holdings and the Holdings Subsidiaries has good, valid and, in the case of real property, marketable fee simple, title to all of the assets and properties which it owns and which are reflected on the Balance Sheet (except for assets and properties sold, consumed or otherwise disposed of by Holdings or any Holdings Subsidiary in the ordinary course of business since the date of the Balance Sheet), and such assets and properties are owned free and clear of all Encumbrances, except for (i) Encumbrances listed in Section 4.15(c) of the Stockholders Disclosure Schedule, (ii) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (iii) Encumbrances to secure indebtedness reflected on the Balance Sheet or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (iv) mechanic's, materialmen's and other Encumbrances which have arisen in the ordinary course of business and (v) Encumbrances which, in the aggregate, are not reasonably likely to have a Holdings Material Adverse Effect or materially adversely interfere with the use of such material assets and properties as they are presently being used.

                  (b) Each of Holdings and the Holdings Subsidiaries has a valid and binding leasehold interest in all material real and personal assets and properties used or held for use in connection with the conduct of their respective businesses and operations as heretofore conducted and as presently planned to be conducted, other than such real and personal assets and properties as are owned by Holdings or a Holdings Subsidiary.

                  (c) Except as set forth in Section 4.15(d) of the Stockholders Disclosure Schedule, the plants, buildings, structures and equipment of Holdings and the Holdings Subsidiaries are in all material respects in good operating condition and repair (reasonable wear and tear and routine repairs and maintenance excepted) and adequate in quality and quantity for the current normal operations of the businesses of Holdings and the Holdings Subsidiaries.

                  4.16. Patents, Trademarks, Etc. Section 4.16(a) of the Stockholders Disclosure Schedule sets forth a list of all United States and Canadian patents, trademarks, trade names, service marks, copyrights and applications, including foreign applications, therefor which are material to the conduct of the business of Holdings and the Holdings Subsidiaries taken as a whole (the "Patent and Trademark Rights"). Section 4.16(a) of the Disclosure Schedule also sets forth the owner or licensor and any licensee of the Patent and Trademark Rights. Except as set forth in Section 4.16(b) of the Stockholders Disclosure Schedule, (a) Holdings and the Holdings Subsidiaries own or possess adequate licenses or other valid rights to use all Patent and Trademark Rights, (b) the validity of the Patent and Trademark Rights and the title thereto of Holdings or any Holdings Subsidiary are not being questioned in any litigation to which Holdings or any Holdings Subsidiary is a party, nor is any such litigation threatened, (c) none of Holdings or the Holdings Subsidiaries has granted a license or reached an understanding with any third party or entered into a written agreement relating in whole or in part to any of the Patent and Trademark Rights and (d) the conduct of the business of Holdings and the Holdings Subsidiaries as now conducted does not infringe or otherwise conflict with any valid patents, trademarks, trade name, service marks or copyrights of others in any way which is reasonably likely to have a Holdings Material Adverse Effect.

                  4.17. Insurance. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of Holdings and the Holdings Subsidiaries are valid and enforceable in accordance with their terms and are in full force and effect. Except as set forth in Section 4.17 of the Stockholders Disclosure Schedule, as of the date of this Agreement, there are no pending material claims against the Insurance Policies by Holdings or any Holdings Subsidiary as to which the insurers have denied liability. Each Stockholder makes no representation or warranty that such insurance will be continued or is continuable after the Closing.

                  4.18. Environmental Matters. (a) Except as set forth in
Section 4.18 of the Stockholders Disclosure Schedule, Holdings and the Holdings Subsidiaries hold, and are in substantial compliance with, all material permits, licenses and government authorizations required for Holdings and the Holdings Subsidiaries to conduct their respective businesses under any federal and state statutes and regulations relating to pollution or protection of human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and similar state laws ("Environmental Laws"), and Holdings and the Holdings Subsidiaries are otherwise in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not be reasonably likely to have a Holdings Material Adverse Effect.

                  (b) Except as set forth in Section 4.18 of the Stockholders Disclosure Schedule, neither Holdings nor any Holdings Subsidiary has received any written request for information, or has been notified that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law with respect to any on-site or off-site location for which liability is currently being asserted.

                  (c) Except as set forth in Section 4.18 of the Stockholders Disclosure Schedule, neither Holdings nor any Holdings Subsidiary has entered into or agreed to, and is not subject to, any Order relating to compliance with any Environmental Law or to investigation or cleanup of regulated substances under any Environmental Law.

                  (d) Except as set forth in Section 4.18 of the Stockholders Disclosure Schedule, no asbestos-containing material that could reasonably be expected to pose a current hazard to health is present at any facility or property owned or operated by Holdings or any Holdings Subsidiary that could reasonably be expected to have a Holdings Material Adverse Effect.

                  (e) Except as set forth in Section 4.18 of the Stockholders Disclosure Schedule, neither Holdings nor any Holdings Subsidiary has either expressly or by operation of law assumed or otherwise become subject to the liability of any other person pursuant to any Environmental Law or any related common law theory that could reasonably be expected to have a Holdings Material Adverse Effect.

                  (f) Except as set forth in Section 4.18 of the Stockholders Disclosure Schedule, no other facts, events, or circumstances with respect to the past or present operations or sites of Holdings, any Holdings Subsidiary, or any predecessor or Affiliate thereof would form the basis for any liability (including contingent liability) or corrective or remedial obligation pursuant to any Environmental Law or any related common law theory, including without limitation any liability or obligation for onsite or offsite cleanup costs, fines or penalties, property damage, personal injury or natural resources damages that could reasonably be expected to have a Holdings Material Adverse Effect.

                  4.19.  Labor Relations.  Except as set forth in
Section 4.19 of the Stockholders Disclosure Schedule, no unionization drive or election is currently being conducted with respect to any employees of Holdings or any of Holdings Subsidiaries. Except as set forth in Section 4.19 of the Stockholders Disclosure Schedule, there is no unfair labor practice complaint or other proceeding against Holdings or any Holdings Subsidiary pending before the National Labor Relations Board or the Ontario Labor Relations Board or any other Governmental Authority, which, if adversely decided, is reasonably likely to have a Holdings Material Adverse Effect, and there is no labor strike pending or involving or threatened against Holdings or any Holdings Subsidiary which is reasonably likely to have a Holdings Material Adverse Effect.

                  4.20. Brokers and Finders. Except for Goldman, Sachs & Co., none of the Stockholders, Holdings, any Holdings Subsidiary or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  4.21. SEC Documents. Holdings and Cup have timely filed all reports, schedules and definitive proxy statements required to be filed under the Exchange Act with the Securities and Exchange Commission (the "SEC") since September 1, 1993 (as such documents have since the time of their filing been amended, the "Sweetheart SEC Documents"). As of their respective dates, the Sweetheart SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Sweetheart SEC Documents and none of the Sweetheart SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.22. Acquisition of Buyer Securities for Investment. Such Stockholder is acquiring the Buyer Preferred Stock, Discount Notes, if any, and Bridge Notes, if any, set forth opposite such Stockholder's name on Annex B for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling any such Buyer Securities. Such Stockholder agrees that such Buyer Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

                  4.23. Canadian Subsidiary. (a) The value of all of the assets of Lily Cups, Inc. ("Lily Cups") based on the financial statements of Lily Cups for the fiscal year immediately preceding the Closing Date is less than Cdn $172 million and is less than 50% of the total of all the assets of Holdings and the Holdings Subsidiaries as shown on the consolidated financial statements of such entities for the fiscal year immediately preceding the Closing Date.

                  (b) As of November 30, 1997, (i) the aggregate book value of the assets in Canada owned by Lily Cups was less than $32,390,000 and (ii) the gross aggregate revenues from sales in, from or into Canada of Holdings and the Holdings Subsidiaries and their Affiliates (as such terms and values are defined and determined pursuant to the Competition Act (Canada) were less than $64,900,000.


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF CEG AND BUYER

                  CEG and Buyer, jointly and severally, represent and warrant to the Stockholders as follows:

                  5.01. Corporate Organization; Etc. Each of CEG and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. Fonda is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to have such power or authority (a) is not, in the aggregate, reasonably likely to have a material adverse effect on the business, financial condition or results of operations of Fonda or (b) would not materially impair, hinder or adversely affect the ability of CEG or Buyer to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby (either of such effects, a "Buyer Material Adverse Effect").

                  5.02. Capitalization of Buyer and Fonda. Upon consummation of the Fonda Acquisition, the authorized capital stock of Buyer will consist of
(i) 400,000 shares of Class A Common Stock, par value $0.001 per share, of which 118,270 shares will be issued and outstanding, subject to increase for shares issued in connection with the CEG capitalization pursuant to Section 2.02, (ii) 20,000 shares of Class B Common Stock, par value $.001 per share, of which 2,666 shares will be issued and outstanding, (iii) 100,000 shares of Class C Common Stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date hereof, (iv) such number of shares of Preferred Stock as is necessary to consummate the transactions contemplated hereby, of which no shares are issued and outstanding as of the date hereof; and (v) 100,000 shares of Class B Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof. Upon consummation of the Fonda Acquisition, the authorized capital stock of Fonda will consist of 100,000 shares of Common Stock, par value $.01 per share ("Fonda Common Stock"), of which 100,000 shares will be issued and outstanding and owned by Buyer. Upon consummation of the Fonda Acquisition, all of the issued and outstanding shares of capital stock of Buyer and Fonda will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights. Except as set forth on Section 5.02 of the Disclosure Schedule being delivered by Buyer in connection with the execution of this Agreement (the "Buyer Disclosure Schedule"), there are no, and upon consummation of the Fonda Acquisition there will not be any, outstanding (a) securities convertible into or exchangeable for the capital stock of Buyer or Fonda, (b) options, warrants or other rights to purchase or subscribe for capital stock of Buyer or Fonda or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Buyer or Fonda, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Buyer or Fonda will be subject or bound.

When issued to the Stockholders, the Buyer Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights.

                  5.03. Authority Relative to this Agreements. (a) Buyer has all requisite corporate authority and power to execute and deliver this Agreement, the Buyer Securities, the Holdings Stockholders' Agreement and the Buyer Stockholders' Agreement and to consummate the transactions contemplated hereby and thereby. CEG has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, in the case of Buyer, the Buyer Securities, the Holdings Stockholders' Agreement and the Buyer Stockholders' Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of CEG and Buyer, as the case may be, and no other corporate proceedings on the part of CEG or Buyer are necessary to authorize this Agreement, the Buyer Securities, the Holdings Stockholders' Agreement or the Buyer Stockholders' Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of CEG and Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Stockholders, constitutes a valid and binding agreement of each of CEG and Buyer, enforceable against each of CEG and Buyer in accordance with its terms. Upon the execution and delivery thereof by Buyer (and, in the case of the Holdings Stockholders' Agreement and the Buyer Stockholders' Agreement, assuming such agreements have been duly authorized, executed and delivered by the Stockholders), the Buyer Securities, the Holdings Stockholders' Agreement and the Buyer Stockholders' Agreement will constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms.

                  5.04. Consents and Approvals; No Violations. Except as set forth in Section 5.04 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement, the Buyer Securities, the Holdings Stockholders' Agreement or the Buyer Stockholders' Agreement by CEG and/or Buyer, as the case may be, nor the consummation of the transactions contemplated hereby or thereby by CEG or Buyer, as the case may be, will (a) violate any provision of the Certificate of Incorporation or By-Laws of CEG, Buyer or Fonda, (b) require any Consent of, or filing with or notification to, any Governmental Entity, except (i) for filings with the FTC and the DOJ pursuant to the HSR Act, (ii) for filings with the SEC pursuant to the Exchange Act, (iii) for filings under the Investment Canada Act (Canada) and the Competition Act (Canada) and (iv) where the failure to obtain such Consent or make such filing or notification is not reasonably likely to have a Buyer Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under, any of the terms, conditions or provisions of any Obligation to which CEG, Buyer or Fonda is a party or by which CEG, Buyer or Fonda or any of its properties or assets may be bound, except such violations, breaches and defaults which are not reasonably likely to have a Buyer Material Adverse Effect or (d) violate any Order of any Governmental Entity applicable to CEG, Buyer or Fonda, except such violations which are not reasonably likely to have a Buyer Material Adverse Effect.

                  5.05. SEC Documents. Fonda has timely filed all reports, schedules and definitive proxy statements required to be filed under the Exchange Act with the Securities and Exchange Commission (the "SEC") since July 27, 1997 (as such documents have since the time of their filing been amended, the "Fonda SEC Documents"). As of their respective dates, the Fonda SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Fonda SEC Documents and none of the Fonda SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  5.06. Acquisition of Stock for Investment. Buyer is is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothe- cated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

                  5.07. Financial Capability. The funds to be borrowed pursuant to the High Yield Offering, together with the funds to be provided pursuant to the Mehiel Agreement will provide all of the funds required to pay the Cash Purchase Price.

                  5.08. Brokers and Finders. Except for SBC Warburg Dillon Read Inc. and the investment bank referred to in Section 2.03, whose fees will be paid by Buyer, none of Buyer or Fonda or any of their officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  5.09. Buyer's Sophistication. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as Holdings and the Holdings Subsidiaries. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to this Agreement and the transactions contemplated hereby. Buyer acknowledges that none of the Stockholders or Holdings (or their agents or representatives) has made any representation or warranty as to Holdings or any Holdings Subsidiary or their prospects (financial or otherwise), except as expressly set forth in this Agreement, the Stockholders Disclosure Schedule and the Exhibits hereto and any other certificate or instrument delivered pursuant to the terms hereof or thereof. It is therefore expressly understood and agreed that, except as expressly set forth in this Agreement, the Stockholders Disclosure Schedule and the Exhibits hereto and any other certificate or instrument delivered pursuant to the terms hereof or thereof, Buyer accepts the condition of the properties of Holdings and the Holdings Subsidiaries "AS IS, WHERE IS" without any representation, warranty or guarantee, express or implied, as to merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, type or value of such property.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

                  6.01. Conduct of Business of Holdings. Except as contemplated by this Agreement, as set forth in Section 6.01 of the Stockholders Disclosure Schedule or with the prior written consent of Buyer during the period from the date of this Agreement to the Closing Date, the Stockholders will use their reasonable best efforts to cause Holdings and each Holdings Subsidiary to (i) conduct its business and operations in the ordinary course of business consistent with past practice except as contemplated hereby and (ii) use their reasonable best efforts consistent therewith to preserve intact its properties, assets and business organizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it, in each case in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or as contemplated hereby (including by the Dividend) or as set forth in Section 6.01 of the Stockholders Disclosure Schedule, the Stockholders will cause Holdings, Cup or any other Holdings Subsidiary not to, prior to the Closing Date, without the prior written consent of Buyer:

                  (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (ii) any other securities in respect of, in lieu of, or in substitution for, the shares of capital stock of Holdings outstanding on the date hereof;

                  (b) except for the Dividend, declare or pay any dividend or distribution on any shares of capital stock of Holdings;

                  (c) redeem, purchase or otherwise acquire any outstanding shares of capital stock of Holdings (or any warrants, rights or options to acquire shares of capital stock of Holdings);

                  (d) except for the Amendments, amend its Certificate of Incorporation or By-Laws (or other comparable governing documents);

                  (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person (except pursuant to existing agreements consistent with past practice);

                  (f) (i) increase the rate or terms of compensation of any of its directors, officers or employees, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Plan, Benefit Arrangement or other agreement or arrangement to any such director, officer or employee, whether past or present;

                  (g) sell, transfer or otherwise dispose of, any of its property or assets having a fair market value in excess of $50,000 in the aggregate (other than inventory in the ordinary course of business) or mortgage or encumber any of its property or assets having a book value of $50,000 or more or a fair market value in excess of $50,000 in the aggregate;

                  (h) except for required payments pursuant to the Management Services Agreement, make any loan to, or (except for transactions at arms' length in the ordinary course of business) enter into or effect any other transaction with any of its directors or officers, or any Stockholder or any Affiliate of any Stockholder (excluding Holdings and the Holdings Subsidiaries);

                  (i) enter into other agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice; or

                  (j) make any capital expenditures other than replacement capital expenditures without providing Buyer reasonable opportunity to review and consent to such expenditures, such consent not to be unreasonably withheld; or

                  (k) agree or commit to take any of the foregoing actions.

                  6.02. Access to Information. (a) From the date of this Agreement to the Closing Date, the Stockholders will use their reasonable best efforts to cause Holdings and each Holdings Subsidiary to (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of Holdings and the Holdings Subsidiaries,
(ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause its officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the business and properties of Holdings and the Holdings Subsidiaries as Buyer and its authorized representatives may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operation of the business of Holdings or the Holdings Subsidiaries; and provided, further, that such right of access shall not grant to Buyer the right to conduct invasive environmental testing of any kind. All such information and access shall be subject to the terms and conditions of the letter agreement executed in August 1996 (the "Confidentiality Agreement"), between Fonda and Holdings.

                  (b) After the Closing, upon reasonable written notice, Buyer will give or cause to be given to the Stockholders and their authorized representatives, reasonable access to such information relating to Holdings and the Holdings Subsidiaries as is reasonably necessary for the preparation or filing of any tax return, financial statement or report, or is otherwise reasonably requested; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operations of the business of Holdings or the Holdings Subsidiaries.

                  6.03. Disclosure Supplements. From time to time prior to the Closing Date, the Stockholders will supplement or amend the Stockholders Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Stockholders Disclosure Schedule or which is necessary to complete or correct any information in the Stockholders Disclosure Schedule or in any representation or warranty of the Stockholders which has been rendered inaccurate thereby.

For purposes of determining the satisfaction of the condition set forth in
Section 9.01 hereof and for purposes of Section 10.01(e) hereof, no such supplement or amendment shall be given effect.

                  6.04. Consents and Approvals. Each of the parties hereto shall use its reasonable best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.

                  6.05. Filings. Promptly, after the execution of this Agreement, each of the parties hereto shall (and the Stockholders shall use its reasonable best efforts to cause Holdings and each Holdings Subsidiary to) prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

                  6.06. Covenant to Satisfy Conditions. The Stockholders will use their reasonable best efforts to ensure that the conditions set forth in
Article IX hereof are satisfied, insofar as such matters are within the control of the Stockholders, and Buyer will use its reasonable best efforts to ensure that the conditions set forth in Article VIII hereof are satisfied, insofar as such matters are within the control of Buyer.

                  6.07. Further Assurances. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties agree to use their reasonable best efforts to negotiate definitive forms of the Buyer Securities, the Holdings Stockholders' Agreement, the Buyer Stockholders' Agreement, the Management Agreement Assignment, the Demand Note and such documentation as is necessary to consummate the Dividend and the Fonda Acquisition as soon as practicable following the date hereof (the "Definitive Documentation"). All of the Definitive Documentation shall be in form and substance reasonably satisfactory to Buyer and AIP and shall be consistent with the terms set forth in the Exhibits to this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall, at Buyer's expense, take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

                  (b) Holdings shall indemnify, defend and hold harmless the Stockholders, their respective Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) imposed on, sustained, incurred or suffered by or asserted against any such party, directly or indirectly, relating to or arising out of the ownership by the Stockholders of the Shares or the operation by Holdings and the Holdings Subsidiaries of their respective businesses, regardless of when they arose or arise and regardless of by whom or when asserted. Prior to the Closing the Stockholders shall cause Holdings to execute an acknowledgement of its obligations under this Section 6.07(b). Buyer hereby agrees that it will permit and, if and to the extent required from time to time, authorize Holdings to comply with its obligations under this Section 6.07(b) and that neither Buyer nor its Affiliates will take any action inconsistent with the intention of this Section 6.07(b) or the fulfillment of Holdings' obligations under this Section 6.07(b).

                  6.08. No Solicitation. Each Stockholder agrees that during the period from the date hereof through the Closing Date, it will not, will use its best efforts to cause Holdings and Holdings' directors and executive officers not to, and will use its best efforts to cause Holdings' other officers, employees and representatives not to, directly or indirectly, (a) solicit, initiate or encourage the submission of any inquiries, proposals or offers from any person relating to any acquisition or purchase of any assets of, or any equity interest in, or any merger, consolidation, liquidation or similar transaction involving Holdings or any Holdings Subsidiary, (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, enter into any agreements or understandings regarding any of the foregoing or furnish to any person any non-public information with respect to Holdings or any Holdings Subsidiary, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing.

                  6.09. Certain Access. (a) The Stockholders will use reasonable best efforts to cause (i) the officers of Holdings and the Holdings Subsidiaries generally to assist Buyer in connection with the financing required to consummate the transactions contemplated hereby, including, but not limited to, providing historical financial statements and monthly financial reports and by assisting in the preparation of pro forma financial statements and (ii) the auditors of Holdings' audited financial statements (w) to give Buyer and Buyer's representative reasonable access to their work papers with respect to such audits, (x) to give their consent to Buyer's use of the audited Financial Statements in offering materials prepared in connection with the financing of the transactions contemplated by this Agreement, including any filings made with the SEC in connection therewith (including, without limitation, any such filing with respect to a registered exchange offer for debt securities which were issued in a private placement), (y) generally to assist Buyer in connection with the financing of the transactions contemplated hereby, including, but not limited to, assisting in the preparation of pro forma financial statements which include periods covered by their audit reports, and (z) generally to assist Buyer in connection with any filings with the SEC.

                  (b) CEG and Buyer will keep AIP fully and contemporaneously informed of all material developments in the sale and/or recapitalization of CEG and the High Yield Offering.

         6.10. Certain Management Changes. Immediately prior to the Closing, effective as of the Closing, Holdings will effect the management changes described on Schedule 6.10; provided, however, that assurance satisfactory to the Stockholders shall be given with respect to Holdings' fulfillment of the obligations to these individuals set forth on Schedule 6.10. Buyer agrees to permit and, if and to the extent required from time to time, authorize Holdings to comply with the obligations set forth on Schedule 6.10 and not to take any action inconsistent with the intention of this Section 6.10 and the performance by Holdings of its obligations set forth on Schedule 6.10.

         6.11. Execution. AIP agrees to obtain executed signature pages from the other Stockholders on or before January 15, 1997 failing which AIP agrees to exercise its drag-along rights under the Existing Stockholders Agreement.

                                  ARTICLE VII

                        EMPLOYEES AND EMPLOYEE BENEFITS

                  7.01.  [Intentionally omitted.]

                  7.02. Employee Benefit Plan. Buyer presently intends to maintain and cause Holdings and the Holdings Subsidiaries to maintain for a period of at least one year from the Closing Date the Plans or to substitute for such Plans other plans and policies which shall provide benefits and coverage to current and retired employees of the Holdings Subsidiaries that are in the aggregate no less favorable than the benefits and coverage afforded by the Plans.

                  7.03. Indemnification and Insurance. (a) Buyer agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Holdings and the Holdings Subsidiaries (the "Holdings Indemnified Parties") (i) as provided in their respective Certificates of Incorporation or By-Laws (or other comparable governing documents) or (ii) as provided in an agreement between a Holdings Indemnified Party and Holdings or any of the Holdings Subsidiaries (the "Indemnification Agreements") or otherwise in effect on the date hereof, all of which are set forth in Section 7.03 of the Stockholders Disclosure Schedule, shall, with respect to matters occurring on or prior to the Closing Date, continue in full force and effect for a period of not less than seven years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such seven-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Holdings Indemnified Party's conduct complies with the standards set forth in the Certificate of Incorporation or By-Laws (or other comparable governing documents) of Holdings or any of the Holdings Subsidiaries or under the Indemnification Agreements or otherwise shall be made by independent counsel selected by Holdings reasonably satisfactory to the Holdings Indemnified Party (whose fees and expenses shall be paid by Holdings).

                  (b) Buyer agrees to cause Holdings to maintain in effect for not less than six years from the Closing Date the current policy of the directors' and officers' liability insurance (the "D&O" Policy") maintained for Holdings directors and officers as described in Section 7.03 of the Stockholders Disclosure Schedule; provided, however, that Buyer or Holdings may substitute therefor policies of at least substantially similar coverage so long as such substitution shall not result in any gaps or lapse of coverage with respect to matters occurring prior to the Closing Date to the extent currently available; and provided, further, that in no event will Holdings or Buyer be required to pay an annual premium that is more than 150% of the annual premium (the "Maximum Premium") for the D&O Policy in effect on the Closing Date; and provided, further, that if Holdings or Buyer is unable to obtain insurance at an annual premium which is equal to or less than the Maximum Premium, then Holdings or Buyer will obtain as much comparable insurance as is available for the Maximum Premium.

                  7.04. Binding on Successors. In the event Holdings or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its or Cup's properties and assets or Cup Common Stock to any person, then and in each such case, proper provision shall be made so that the successors and assigns of Holdings (or their successors and assigns) shall assume the obligations set forth in this Article VII.


                                  ARTICLE VIII

                  CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS

                  The obligations of the Stockholders to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by AIP, at or prior to the Closing of each of the following conditions:

                  8.01. Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except as otherwise contemplated by this Agreement).

                  8.02. Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  8.03. No Injunction or Proceeding. No Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against Buyer, any Stockholder, Holdings, Cup or any of their respective Affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

                  8.04. Consents. All consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a Holdings Material Adverse Effect or a Buyer Material Adverse Effect. A consent or waiver of Section 11.1(q) of the Amended and Restated Loan and Security Agreement dated as of October 24, 1997 among the lenders named therein, BankAmerica Business Credit, Inc., Cup and Holdings (the "Loan Agreement") shall have been obtained.

                  8.05. HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  8.06. Related Matters. The Fonda Acquisition shall have occurred at or immediately prior to the Closing. The payments required by Sections 2.04 and 2.06 shall have been made by Holdings at or prior to the Closing.

                  8.07. Certificates. Buyer shall have furnished the Stockholders with a certificate to evidence its compliance with the conditions set forth in this Article VIII.

                  8.08. Opinion of Counsel. The Stockholders shall have received an opinion (subject to customary qualifications) as to the matters set forth in Sections 5.01, 5.02 (with respect to the last sentence) and 5.03 from Buyer's counsel.

                  8.09. No Buyer Material Adverse Effect. Since July 27, 1997, there shall not have been a Buyer Material Adverse Effect.

                                   ARTICLE IX

                       CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Buyer, at or prior to the Closing of each of the following conditions:

                  9.01. Representations and Warranties True. The representations and warranties of the Stockholders contained herein shall be true and correct as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date. For purposes of determining the satisfaction of the condition set forth in this
Section 9.01, (a) no supplement or amendment to the Stockholders Disclosure Schedule made after the date of this Agreement pursuant to Section 6.03 shall be given effect and (b) the condition set forth in this Section

9.01 shall be deemed satisfied unless the effect of all breaches of representations and warranties in the aggregate (the existence of a breach to be determined, for this purpose, without regard to any qualification as to materiality, including any requirement that it have "a Holdings Material Adverse Effect" or similar qualification) is reasonably likely to result in a Holdings Material Adverse Effect.

                  9.02. Performance. The Stockholders shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

                  9.03. No Injunction or Proceeding. No Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against Buyer, any Stockholder, Holdings, Cup or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

                  9.04. Consents. All consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a Holdings Material Adverse Effect or a Buyer Material Adverse Effect. A consent or waiver of Section 11.1(q) of the Loan Agreement shall have been obtained.

                  9.05. HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  9.06. Conduct of Business of Holdings. Holdings, Cup and the other Holdings Subsidiaries shall not, without the prior written consent of Buyer, have taken any of the actions set forth in Section 6.01(a)-(j) hereof.

                  9.07. Certificates. AIP, as representative of the Stockholders, shall have furnished Buyer with a certificate to evidence compliance by the Stockholders with the conditions set forth in this Article IX.

                  9.08. Opinion of Counsel. Buyer shall have received an opinion (subject to customary qualifications) from Holdings' and the Stockholders' counsel with respect to the matters set forth in Sections 4.02 (last sentence) and 4.04 including, where appropriate, reliance letters to

Buyer's financing institutions. Buyer shall also have received an opinion from Holdings' general counsel reasonably satisfactory to Buyer.

                  9.09. Foreign Person Certificate. Buyer shall have received a certificate from each Stockholder substantially in the form of Exhibit H certifying that such Stockholder is not a "foreign person" within the meaning of Section 1445 (b)(2) of the Code.

                  9.10. No Holding Material Adverse Effect. Since the date of the Balance Sheet, there has not been a Holdings Material Adverse Effect.

                  9.11. Assurance Regarding Repayment of Note. Buyer shall have reasonable assurance that the note described in Section 9.11 of the Stockholders Disclosure Schedule shall be repaid as described therein.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

                  10.01. Termination. This Agreement may be terminated at any time prior to the Closing Date

                  (a) by mutual consent of AIP and Buyer;

                  (b) by either AIP or Buyer at any time after March 31, 1998 if, through no fault of the party seeking termination, the Closing shall not have occurred; provided that such date may be extended until any date up to and including April 30, 1998 at the option of either party;

                  (c) by Buyer, if there has been a violation or breach by a Stockholder of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been cured in all material respects after 10 days' written notice or waived by Buyer;

                  (d) by AIP, if there has been a violation or breach by CEG or Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Stockholders impossible and such violation or breach has not been cured in all material respects after 10 days' written notice or waived by AIP;

                  (e) by Buyer, if the existence of any fact or circumstance renders the satisfaction of the condition set forth in Section 9.01 impossible; or

                  (f) by Buyer, if a consent or waiver of Section 11.1(q) of the Loan Agreement shall not have been received on or before January 15, 1997.

                  10.02. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.01 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party or of Holdings or any Holdings Subsidiary relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing or causing to be furnished the same;

                  (b) all information received by Buyer with respect to the business of Holdings or any Holdings Subsidiary shall be held subject to and in accordance with the terms of the Confidentiality Agreement, which agreement shall continue notwithstanding the termination of this Agreement;

                  (c) Any termination pursuant to Section 10.01(d) as a result of the failure for any reason of Buyer to be capitalized in accordance with the terms of Exhibit A hereto shall entitle the Stockholders to receipt of payment on demand of $2,500,000, as liquidated damages and not as a penalty, by CEG as the Stockholders' sole remedy for such failure.

                  (d) Except as otherwise provided in clause (c) above, in the event that (i) the Closing, through no fault of AIP, fails to occur on or before March 31, 1998 (subject to extension as provided in Section 10.01(b)) or
(ii) if there has been a violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Stockholders impossible and such violation or breach has not been cured in all material respects after 10 days' written notice or waived by AIP, the Stockholders' sole and exclusive remedy under this Agreement, at law, in equity or otherwise, shall be to terminate this Agreement pursuant to Section 10.01(b) or Section 10.01(d) hereof and to receive from CEG payment of such damages as may have been suffered or incurred in connection therewith; provided, however, that in no event shall such recovery be in excess of $7,500,000 (plus interest on the recovery from the date of termination).

                  (e) any termination by Buyer pursuant to Sections 10.01(b),
(c) or (e) shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise, to the party who so terminates; and

                  (f) all filings, applications and other submissions made pursuant to Section 6.05 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                  11.01. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed on behalf of both parties.

                  11.02. Extension; Waiver. At any time prior to the Closing Date, the parties entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the parties entitled to the benefits of such extended or waived term or provision.

                  11.03. Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Closing Date.

                  11.04. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of law or otherwise; provided, however, that effective as of the Closing CEG may assign its rights and obligations to Buyer.

                  11.05. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

                  11.06. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or telexed or three days after being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      if to a Stockholder, to:

                           c/o American Industrial Partners
                           Management Company, Inc.
                           One Maritime Plaza
                           Suite 2475
                           San Francisco, California  94111
                           Telephone: (415) 788-7354
                           Telecopy:  (415) 788-5302
                           Attention: Lawrence W. Ward, Jr.

                           with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Telephone:  (212) 310-8000
                           Telecopy:   (212) 310-8007
                           Attention:  Ellen J. Odoner, Esq.

                  (b)      if to Buyer or CEG, to:

                           c/o Creative Expressions Group, Inc.
                           115 Stevens Avenue
                           Valhalla, New York 10595
                           Telephone:  (914) 749-3202
                           Telecopy:  (914) 749-3280
                           Attention:  Harvey L. Friedman, Esq.

                           with a copy to:

                           Kramer, Levin, Naftalis & Frankel
                           919 Third Avenue
                           New York, New York  10022
                           Telephone:  (212) 715-9100
                           Telecopy:   (212) 715-8000
                           Attention:  Michael S. Nelson, Esq.

                  11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  11.08. Specific Performance. Except as otherwise provided in
Section 10.02, the parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  11.09. Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, neither Buyer nor any Stockholder shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other party.

                  11.10. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  11.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.12. Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as set forth in Sections 2.04 and 2.06 or as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  11.13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in Section 6.10 or Article VII hereof, nothing in this Agreement, express or implied, is intended by or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Any person who is a beneficiary of any of Section 6.10 or
Article VII shall be entitled to enforce his rights thereunder; provided, however, that, prior to the Closing, no action to enforce such rights may be commenced by any such person without the prior written consent of AIP.

                  11.14.  Definitions. As used in this Agreement:

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended.

                  "Business Day" shall mean any day in which banks are open for business in New York City.

                  "Person" shall mean any individual, corporation, partnership, trust or other entity.

                  "Subsidiary" shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of stock entitled to vote in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by such Person.

                  IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed by its duly authorized officers as of the date first above written.


                                    AMERICAN INDUSTRIAL PARTNERS CAPITAL
                                      FUND, L.P.

                                    By: American Industrial Partners, L.P.,
                                        General Partner

                                    By: American Industrial Partners
                                        Management Company, Inc., General
                                        Partner


                                    By: /s/ Theodore C. Rogan
                                       ----------------------------------------
                                       Name:  Theodore C. Rogan
                                       Title: Chairman


                                    CREATIVE EXPRESSIONS GROUP, INC.


                                    By: /s/ Dennis Mehiel
                                       ----------------------------------------
                                       Name:  Dennis Mehiel
                                       Title: Chairman


                                    S. F. HOLDINGS GROUP, INC.


                                    By: /s/ Dennis Mehiel
                                       ----------------------------------------
                                       Name:  Dennis Mehiel
                                       Title: Chairman


                                    MELLON BANK, N.A., AS TRUSTEE FOR
                                      FIRST PLAZA GROUP TRUST (as directed
                                      by General Motors Investment
                                      Management Corporation)


                                    By: /s/ Bernadette Risk
                                       ----------------------------------------
                                       Name:  Bernadette Risk
                                       Title: Authorized signatory

                                    LEEWAY & CO.

                                    By:  State Street Bank and Trust
                                         Company, a General Partner

                                    By: /s/ Kimberly Moynihan
                                       ----------------------------------------
                                       Name:  Kimberly Moynihan
                                       Title: Assistant Secretary



                                    /s/ Donald W. Davis
                                    -------------------------------------------
                                    Donald W. Davis

                                    /s/ Robert J. Klein
                                    -------------------------------------------
                                    Robert J. Klein

                                    /s/ Thomas H. Barrett
                                    -------------------------------------------
                                    Thomas H. Barrett

                                    /s/ Kenneth A. Pereira
                                    -------------------------------------------
                                    Kenneth A. Pereira

                                    /s/ Lawrence W. Ward, Jr.
                                    -------------------------------------------
                                    Lawrence W. Ward, Jr.

                                    /s/ William F. McLaughlin
                                    -------------------------------------------
                                    William F. McLaughlin

                                    AMERICAN INDUSTRIAL PARTNERS MANAGEMENT
                                      COMPANY INC.
                                      for purposes of Section 2.05 hereof



                                    By: /s/ W. Richard Bingham
                                       ----------------------------------------
                                       Name:  W. Richard Bingham
                                       Title: Partner

                   ANNEX A


===================================================================================================================================
Name                                        Holdings Common               Holdings Common               Holdings Non-Voting
                                            Stock Owned                   Stock to be Sold              Common Stock to be
                                                                                                        Owned and Sold
-----------------------------------------------------------------------------------------------------------------------------------
American Industrial Partners Capital            538,825                       258,636                         2,263,065
Fund, L.P.
-----------------------------------------------------------------------------------------------------------------------------------
First Plaza Group Trust                         350,000                       168,000                         1,470,000
-----------------------------------------------------------------------------------------------------------------------------------
Leeway & Co.                                    150,000                        72,000                           630,000
-----------------------------------------------------------------------------------------------------------------------------------
Donald W. Davis                                     500                           240                             2,100
-----------------------------------------------------------------------------------------------------------------------------------
Robert J. Klein                                     100                            48                               420
-----------------------------------------------------------------------------------------------------------------------------------
Thomas H. Barrett                                   500                           240                             2,100
-----------------------------------------------------------------------------------------------------------------------------------
Kenneth A. Pereira                                   25                            12                               105
-----------------------------------------------------------------------------------------------------------------------------------
Lawrence W. Ward, Jr.                                50                            24                               210
-----------------------------------------------------------------------------------------------------------------------------------
William F. McLaughlin                             6,000                         2,880                            25,200
===================================================================================================================================



                                      A-1

===============================================================================

                              INVESTMENT AGREEMENT


                                     AMONG


                              THE STOCKHOLDERS OF
                           SWEETHEART HOLDINGS INC.,

                        CREATIVE EXPRESSIONS GROUP, INC.

                                      AND

                            SF HOLDINGS GROUP, INC.


                         Dated as of December 29, 1997







===============================================================================




                                      B-1

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
ARTICLE I - INVESTMENT.................................................................................  2
         1.01.        Preliminary Corporate Actions....................................................  2
         1.02.        The Investment...................................................................  2
         1.03.        Consideration....................................................................  2

ARTICLE II - RELATED MATTERS...........................................................................  3
         2.01.        Fonda Acquisition................................................................  3
         2.02.        Capitalization of Buyer..........................................................  3
         2.03.        Buyer Financing..................................................................  3
         2.04.        Options..........................................................................  3
         2.05.        Management Services Agreement....................................................  3
         2.06.        Certain Expenses.................................................................  4
         2.07.        Certain Agreements...............................................................  4

ARTICLE III - THE CLOSING..............................................................................  4
         3.01.        Time and Place of Closing........................................................  4
         3.02.        Deliveries by AIP................................................................  5
         3.03.        Deliveries by Buyer..............................................................  5

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                      OF THE STOCKHOLDERS..............................................................  6
         4.01.        Corporate Organization; Etc......................................................  6
         4.02.        Capitalization of Holdings and Cup...............................................  7
         4.03.        Holdings Subsidiaries............................................................  8
         4.04.        Authority Relative to this Agreement.............................................  8
         4.05.        Consents and Approvals; No Violations............................................  9
         4.06.        Financial Statements............................................................. 10
         4.07.        Absence of Certain Changes....................................................... 10
         4.08.        Compliance with Law.............................................................. 11
         4.09.        Contracts and Commitments........................................................ 11
         4.10.        No Undisclosed Liabilities....................................................... 13
         4.11.        No Default....................................................................... 13
         4.12.        Litigation....................................................................... 13
         4.13.        Taxes............................................................................ 13
         4.14.        Employee Benefit Plans; ERISA.................................................... 15
         4.15.        Properties....................................................................... 17
         4.16.        Patents, Trademarks, Etc......................................................... 18
         4.17.        Insurance........................................................................ 19
         4.18.        Environmental Matters............................................................ 19
         4.19.        Labor Relations.................................................................. 20
         4.20.        Brokers and Finders.............................................................. 21



                                      B-1


                                     -44-




                                                                                                      PAGE
                                                                                                      ----
         4.21.        SEC Documents.................................................................... 21
         4.22.        Acquisition of Buyer Securities for
                      Investment....................................................................... 21
         4.23.        Canadian Subsidiary.............................................................. 22

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF CEG AND
                      BUYER............................................................................ 22
         5.01.        Corporate Organization; Etc...................................................... 22
         5.02.        Capitalization of Buyer and Fonda................................................ 22
         5.03.        Authority Relative to this Agreement............................................. 23
         5.04.        Consents and Approvals; No Violations............................................ 24
         5.05.        SEC Documents.................................................................... 25
         5.06.        Acquisition of Stock for Investment.............................................. 25
         5.07.        Financial Capability............................................................. 25
         5.08.        Brokers and Finders.............................................................. 25
         5.09.        Buyer's Sophistication........................................................... 26


ARTICLE VI - COVENANTS OF THE PARTIES.................................................................. 26
         6.01.        Conduct of Business of Holdings.................................................. 26
         6.02.        Access to Information............................................................ 28
         6.03.        Disclosure Supplements........................................................... 29
         6.04.        Consents and Approvals........................................................... 29
         6.05.        Filings.......................................................................... 29
         6.06.        Covenant to Satisfy Conditions................................................... 30
         6.07.        Further Assurances............................................................... 30
         6.08.        No Solicitation.................................................................. 31
         6.09.        Certain Access................................................................... 31
         6.10.        Certain Management Changes....................................................... 32
         6.11.        Execution........................................................................ 32

ARTICLE VII - EMPLOYEES AND EMPLOYEE BENEFITS.......................................................... 32
         7.01.        [Intentionally omitted.]......................................................... 32
         7.02.        Employee Benefit Plan............................................................ 33
         7.03.        Indemnification and Insurance.................................................... 33
         7.04.        Binding on Successors............................................................ 34

ARTICLE VIII - CONDITIONS TO THE STOCKHOLDERS'
                      OBLIGATIONS...................................................................... 34
         8.01.        Representations and Warranties True.............................................. 34
         8.02.        Performance...................................................................... 34
         8.03.        No Injunction or Proceeding...................................................... 34
         8.04.        Consents......................................................................... 35
         8.05.        HSR Act.......................................................................... 35
         8.06.        Related Matters.................................................................. 35
         8.07.        Certificates..................................................................... 35


                                      B-1


                                     -45-




                                                                                                      PAGE
                                                                                                      ----
         8.08.        Opinion of Counsel............................................................... 35
         8.09.        No Buyer Material Adverse Effect................................................. 35

ARTICLE IX - CONDITIONS TO BUYER'S OBLIGATIONS......................................................... 36
         9.01.        Representations and Warranties True.............................................. 36
         9.02.        Performance...................................................................... 36
         9.03.        No Injunction or Proceeding...................................................... 36
         9.04.        Consents......................................................................... 36
         9.05.        HSR Act.......................................................................... 37
         9.06.        Conduct of Business of Holdings.................................................. 37
         9.07.        Certificates..................................................................... 37
         9.08.        Opinion of Counsel............................................................... 37
         9.09.        Foreign Person Certificate....................................................... 37
         9.10.        No Holding Material Adverse Effect............................................... 37
         9.11.        Assurance Regarding Repayment of Note............................................ 37

ARTICLE X - TERMINATION AND ABANDONMENT................................................................ 38
         10.01.       Termination...................................................................... 38
         10.02.       Procedure and Effect of Termination.............................................. 38

ARTICLE XI - MISCELLANEOUS PROVISIONS.................................................................. 40
         11.01.       Amendment and Modification....................................................... 40
         11.02.       Extension; Waiver................................................................ 40
         11.03.       Non-Survival of Representations and
                      Warranties....................................................................... 40
         11.04.       Entire Agreement; Assignment..................................................... 40
         11.05.       Validity......................................................................... 40
         11.06.       Notices.......................................................................... 41
         11.07.       Governing Law.................................................................... 42
         11.08.       Specific Performance............................................................. 42
         11.09.       Publicity........................................................................ 42
         11.10.       Descriptive Headings............................................................. 42
         11.11.       Counterparts..................................................................... 42
         11.12.       Fees and Expenses................................................................ 42
         11.13.       Parties in Interest.............................................................. 43
         11.14.       Definitions...................................................................... 43


                                      B-1

                                                                           PAGE
                                                                           ----



                          ANNEXES AND EXHIBITS

         Annex A -                  Stockholders and Shares

         Exhibit A                  -       Form of Mehiel Agreement
         Exhibit B                  -       Terms of Holdings Amendments
         Exhibit C                  -       Terms of Buyer Preferred Stock
         Exhibit 2.05               -       Terms of Management Agreement
                                            Assignment
         Exhibit D                  -       Terms of Holdings Stockholders'
                                            Agreement
         Exhibit E                  -       Terms of Buyer Stockholders'
                                            Agreement
         Exhibit H                  -       Form of Foreign Person Certificate


                                      B-1


                                     -47-